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                                                                  EXHIBIT 10.5



                        TELEVISION COMMERCIAL AGREEMENT


This agreement is made and entered into this 12th day of May, 1998, by and between American Independent Network, 6125 Airport Freeway, #200, Fort Worth, Texas 76137 (hereinafter referred to as Network) and Summit Technologies, Inc., 414 East Loop 281, Suite 7, Longview, Texas 75605 (hereinafter referred to as Client).

Now, therefore, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

(1) COMMERCIAL ANNOUNCEMENT MATERIAL: Unless otherwise noted in this Agreement, Client agrees to furnish to the Network Client's commercial units (30 and 60 second commercials) for its "FirePower 911(TM)" product ("Product") ready for broadcast on the Network. All expenses connected with the delivery of Client's commercial units to Network shall be paid by Client. Network shall retain commercial material for sixty (60) days after last telecast and may destroy such material thereafter, unless otherwise instructed by Client in writing.

(2) LIABILITIES: The Client will hold and save the Network harmless against all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, violation of rights of privacy and infringement of copyrights and proprietary rights, resulting from the broadcasting of Client's commercial units. These liabilities shall survive any cancellation or termination of this contract.

(3) TERM: Network agrees to air Client's commercial spot five (5) times per day for a twelve (12) month period (a total of 150 airings per month) beginning four (4) days after Client has paid the fees as specified in this Agreement. At the end of the initial twelve (12) month period of this agreement, Client and Network agree the agreement will be continued for twelve (12) months upon the mutual agreement of Client and Network. Client and Network further agree that the mutual agreement, on renewal will bear the same terms of 20% per sale, 6% for merchant servicing, $12.00 insertion fee, and $2.97 per phone response order (should these charges, said increases should be verified).

(4) COMMERCIAL AIRING TIMES: Network agrees that Clients commercial units will be aired 5 times per day during the 12 month period of Agreement.



                                                                   Exhibit 10.5
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(5)      RATE AND PAYMENT:

         A.       Client agrees to pay Network as follows:

                  1. One hundred thousand (100,000) shares of Summit Technologies, Inc. (Summit Environmental Corporation, Inc., the surviving company and trading stock) free-trading common stock, to be issued upon the signing of this Agreement.

                  2. Nine thousand dollars ($9,000.00) for the production of a sixty second and thirty second commercial FirePower 911(TM), to be made upon this signing of this Agreement. Client also agrees to pay for talent cost related to the making of the commercials.

                  3. Insertion fee of twelve dollars ($12.00) per spot for a total of $1,800.00 per month to be paid monthly as billed by the Network for the term of this agreement, with $1,800.00 due upon the signing of this Agreement.

                  4. Three Hundred dollars ($300.00) for the insertion of the telephone answering service script, to be paid upon the signing of this Agreement.

                  5. Two and 97/100 dollars ($2.97) per order as the answering fee, to be paid when the Network forwards the orders to Client.

                  6. Twenty Percent (20%) of the gross selling price of each sale made by Client as the result of advertising on the Network, to be paid by Client within 30 days after the end of month accounting during the term of this agreement.

(6) PROGRAM CONTENT: Client represents and warrants that its commercial units will not contain any material which is libelous of defamatory or which violates any right of privacy, copyright, or dramatic or literary right of any party. Client warrants and represents that it owns or has acquired all rights to each and every element of its commercial units, including all applicable licenses including but not limited to the use of music video's as well as such Performing License Societies such as ASCAP, BMI, and SESAC; and will hold the Network harmless with respect thereto. Client further warrants and represents that it has valid and subsisting




                                                                   Exhibit 10.5
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         agreements with persons appearing in its programming as well as all personnel and will hold harmless the Network with respect thereof.

(7) TERMINATION: In the event of termination, all rights and privileges granted to Network shall forthwith cease and terminate, and revert to Client for sole and exclusive use and disposition.

(8)      GENERAL PROVISIONS:

         A. This Agreement constitutes the entire understanding between the Network and the Client, and shall be construed according to the laws of the State of Texas, waiver of any provision hereof in any instance will not constitute a general waiver of any right hereunder. This Agreement cannot be modified except by written consent signed by both parties to this Agreement.

         B. Nothing contained herein shall be deemed to create a joint venture, partnership, or agency between the parties hereto and neither party shall hold itself out to the contrary.

         C. Notwithstanding any provisions of the Agreement, the Network shall not be required to accept any programming for telecast that the Network deems morally unsuitable for the free home television viewing. The Network shall be required to give the Client written notice that a particular commercial unit is morally unsuitable for telecast within 72 hours (excluding Saturdays and Sundays) following Network's receipt thereof. At its option, the Client may furnish a morally suitable commercial unit.

         D. In the event of any controversy or claim arising out of this agreement shall be determined by arbitration in accordance with The Commercial Arbitration Rules of The American Arbitration Association.

         E. Network shall advise Client by telephone and subsequently by written confirmation, if Client commercial units and scheduling instructions do not arrive three business days in advance of telecast date. Network will exert all reasonable efforts to telecast Client's commercial units despite late receipt.



                                                                   Exhibit 10.5
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The undersigned hereby certifies and warrants that they have full power, right and authority to enter into this Agreement, has read same in its entirety, and understands all of its terms and provisions and that no acceptance thereof shall be valid which modifies said terms and conditions.

Witnessed by signature below, this 13th day of May, 1998.

Summit Technologies, Inc.                   American Independent Network
414 E. Loop 281, Suite 7                    6125 Airport Freeway, #200
Longview, Texas 75605                       Fort Worth, Texas 76117
800-522-7841                                817-222-1234


/s/ Keith Parker                            /s/ Don Shelton
---------------------------------           ---------------------------------
Keith Parker, Chairman, CEO                 Don Shelton, CEO







                                                                   Exhibit 10.5
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